Exhibit 4.5

FIRST SUPPLEMENTAL SENIOR INDENTURE

BETWEEN

MORGAN STANLEY

AND

THE BANK OF NEW YORK

as successor to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase

Bank), Trustee

Dated as of September 4, 2007

SUPPLEMENTAL TO SENIOR INDENTURE DATED NOVEMBER 1, 2004.

THIS FIRST SUPPLEMENTAL SENIOR INDENTURE dated as of September 4, 2007 between MORGAN STANLEY, a Delaware corporation (the “Issuer”), and THE BANK OF NEW YORK as successor to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), as trustee (the “Trustee”),

W I T N E S S E T H :

WHEREAS, the Issuer and the Trustee are parties to that certain Senior Indenture dated as of November 1, 2004 (the “Indenture”);

WHEREAS, the Issuer established and on January 12, 2005 issued its Medium-Term Notes, Series F, Senior Variable Rate Renewable Notes with an initial maturity date of February 3, 2006 and a final maturity date of February 3, 2011 (the “Original Notes”) and on February 3, 2005 issued additional notes with the same terms (the “Reopening Notes” and together with the Original Notes, the “Notes”);

WHEREAS, Section 8.01 of the Indenture provides that, without the consent of the Holders of any Securities, the Issuer, when authorized by a resolution of its Board of Directors, and the Trustee may enter into indentures supplemental to the Indenture for the purpose of, among other things, making any provisions as the Issuer may deem necessary or desirable, subject to the conditions set forth therein; provided that no such action shall adversely affect the interests of the Holders of the Securities;

WHEREAS, the Issuer desires to modify certain provisions of the Notes to increase the spread that will be used when calculating the interest payable with respect to the Notes on Interest Reset Dates from and including September 3, 2007;

WHEREAS, the entry into this First Supplemental Senior Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture; and

WHEREAS, all things necessary to make this First Supplemental Senior Indenture a valid indenture and agreement according to its terms have been done;

NOW, THEREFORE:

In consideration of the premises and the purchases of the Securities by the holders thereof, the Issuer and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective holders from time to time of the Notes as follows:

ARTICLE 1

Section 1.01. Amendment of the Notes. (i) The definition of Spread (Plus or Minus) within the Notes is hereby amended by deleting the existing definition in its entirety and inserting in lieu thereof the following:

SPREAD (PLUS OR MINUS):	Minus 0.01% per annum for the Interest Reset Dates occurring from the Original Issue Date to and including February 2, 2006; plus 0.02% per annum for the Interest Reset Dates occurring from and including February 3, 2006 to and including February 2, 2007; plus 0.04% per annum for the Interest Reset Dates occurring from and including February 3, 2007 to and including September 2, 2007; plus 0.125% per annum for the Interest Reset Dates occurring from and including September 3, 2007 to and including February 2, 2008; plus 0.15% per annum for the Interest Reset Dates occurring from and including February 3, 2008 to and including February 2, 2009; plus 0.18% per annum for the Interest Reset Dates occurring from and including February 3, 2009 to and including February 2, 2010; plus 0.18% per annum for the Interest Reset Dates occurring from and including February 3, 2010 to but excluding February 3, 2011

SECTION 1.02. Exchange of the Notes. The Trustee is authorized to exchange the original certificates dated January 12, 2005 evidencing the Original Notes and the original certificates dated February 3, 2005 evidencing the Reopening Notes for the duly executed and authenticated certificates evidencing the amended terms of the Notes. Upon such exchange, the Trustee shall promptly cancel and dispose of such original Notes in accordance with Section 2.10 of the Indenture. Failure to exchange such original Notes for such amended Notes in accordance with this Section will not impair the validity of or otherwise affect the Notes, as amended.

ARTICLE 2

Miscellaneous Provisions

Section 2.01. Further Assurances. The Issuer will, upon request by the Trustee, execute and deliver such further instruments and do such further acts as may reasonably be necessary or proper to carry out more effectively the purposes of this First Supplemental Senior Indenture.

Section 2.02. Other Terms of Indenture. Except insofar as herein otherwise expressly provided, all provisions, terms and conditions of the Indenture are in all respects ratified and confirmed and shall remain in full force and effect.

Section 2.03. Terms Defined. All terms defined elsewhere in the Indenture shall have the same meanings when used herein.

Section 2.04. Governing Law. This First Supplemental Senior Indenture shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State, except as may otherwise be required by mandatory provisions of law.

Section 2.05. Counterparts. This First Supplemental Senior Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

Section 2.06. Responsibility of the Trustee. The recitals contained herein shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Senior Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Senior Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of September 4, 2007.

MORGAN STANLEY

			By:	/s/ Jai Sooklal
				Name:	Jai Sooklal
				Title:	Assistant Treasurer

Attest:

By:	/s/ Gary Beeson
	Name:	Gary Beeson
	Title:	Assistant Secretary

THE BANK OF NEW YORK TRUSTEE,

			By:	/s/ Geovanni Barris
				Name:	Geovanni Barris
				Title:	Vice President

Attest:

By:	/s/ Jeremy Finkelstein
	Name:	Jeremy Finkelstein
	Title:	Vice President

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

On this 4th day of September 2007 before me personally came Jai Sooklal to me personally known, who, being by me duly sworn, did depose and say that he resides at Chatham, N.J.; that he is the Assistant Treasurer of Morgan Stanley, one of the corporations described in and which executed the above instrument; and that signed his name thereto by authority of the Board of Directors of said corporation.

[NOTARIAL SEAL]

/s/ Michael M. O’Brien
Notary Public

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

On this 4th day of September 2007 before me personally came Geovanni Barris to me personally known, who, being by me duly sworn, did depose and say that he resides at New York, N.Y.; that he is a Vice President of The Bank of New York, one of the corporations described in and which executed the above instrument; and that signed his name thereto by authority of the Board of Directors of said corporation.

[NOTARIAL SEAL]

/s/ Carlos R. Luciano
Notary Public

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